Exhibit 5.1 and 23.1

Mellon Financial Corporation

Carl Krasik

General Counsel

and Secretary

October 31, 2006

Mellon Financial Corporation

500 Grant Street

Pittsburgh, PA 15258

Re: Mellon Financial Corporation

Elective Deferred Compensation Plan (Post 12/31/04)

Elective Deferred Compensation Plan for Senior Officers (Post 12/31/04)

Elective Deferred Compensation for Directors (Post 12/31/04)

Registration Statement on Form S-8

Gentlemen:

I am General Counsel of Mellon Financial Corporation, a Pennsylvania Corporation (the “Corporation”), and, in that capacity, have acted as counsel for the Corporation in connection with (i) the proposed issuance by the Corporation from time to time of up to 500,000 additional shares of its Common Stock, par value $.50 per share (the “Common Stock”), under the Corporation’s Elective Deferred Compensation Plan (Post 12/31/04), Elective Deferred Compensation for Senior Officers (Post 12/31/04) and Elective Deferred Compensation Plan for Directors (Post 12/31/04) (collectively the “Deferred Compensation Plans (Post 12/31/04)”) (ii) the preparation of the documents that constitute the Section 10(a) prospectus for the Deferred Compensation Plans (Post 12/31/04) within the meaning of Rule 428(a)(1) of the Securities Act of 1933 and (iii) the preparation of the Corporation’s Registration Statement on Form S-8 with respect to the Common Stock (the “Registration Statement”), to be filed with the Securities and Exchange Commission and with which this opinion is to be filed as an Exhibit. This opinion is being furnished pursuant to the requirements of Form S-8 and Item 601 of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In furnishing this opinion, I, or attorneys under my supervision, have examined the Registration Statement, the prospectus for the Deferred Compensation Plans (Post 12/31/04) and such other documents, legal opinions and precedents, corporate and other records of the Corporation and its subsidiaries and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In such examination, such attorneys or I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

1. The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the Commonwealth of Pennsylvania;

Mellon Financial Corporation

October 31, 2006

Page Two (2)

2. The Registration Statement has been duly authorized by all necessary corporate action of the Corporation; and

3. The shares of Common Stock when issued and delivered as contemplated by the Deferred Compensation Plans (Post 12/31/04) and the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ Carl Krasik